Exhibit 10.25
DESCRIPTION OF ARRANGEMENT FOR DIRECTORS FEES
The following sets forth the amount of fees payable to outside directors of S1 Corporation as of December 31, 2007 for their services as Directors:

EVENT	FEE

Annual Retainer (Board Chairman)	$150,000
Annual Retainer (excluding Board Chairman)	$20,000
Board Meeting Attended (In Person)	$2,000
Board Meeting Attended (By Phone)	$1,000
Annual Committee Chair Retainer (Audit)	$20,000
Annual Committee Chair Retainer (Strategic Planning)	$20,000
Annual Committee Chair Retainer (Governance)	$10,000
Annual Committee Chair Retainer (Compensation)	$10,000
Annual Committee Chair Retainer (Finance)	$10,000
Committee Meeting Attended (In Person)	$1,500
Committee Meeting Attended (By Phone)	$1,000

# of Shares
Annual Stock Option Grant	15,000
Annual Restricted Stock Grant	3,000